SETTLEMENT AGREEMENT AND MUTUAL RELEASE
(All Parties)
     A. This Settlement Agreement and Mutual Release (the “Settlement Agreement”) is hereby made and entered into by and between the following parties:
     1. Comerica Bank, a Michigan banking corporation and successor by merger to Comerica Bank, California, and Comerica, Inc. (collectively “Comerica”);
     2. New American Capital, Inc. and Washington Mutual Bank, successors by merger to Defendants and Appellants Commercial Capital Bancorp, Inc. and Commercial Capital Bank, respectively (collectively “Washington Mutual/CCB”);
     3. James R. Daley, Mercedes Apodaca, Phyllis Barr, Amy Chang, Theresa Chavez, James F. Cooper, Linda Doll, Cynthia Graves, Daniel Harris, Thomas Holder, Jennifer Huynh, John Kay, Wendie Lewin, Fernando Loza, Richard Lundin, Kathleen Nanez, Lynda Perez, Joann Quirong, Laurie Sams, Janet Stiles, Ida Tam, Kenneth Wu, Aubrey Walden, and Allison Hamasu (collectively the “Individual Defendants”); and
     4. Stephen H. Gordon (“Gordon”).
     B. All of the foregoing corporations and individuals are each a “Party” and collectively referred to in this Settlement Agreement as the “Parties.”
RECITALS
     C. On July 29, 2005, Comerica Bank filed a Complaint against Commercial Capital Bancorp, Inc., Commercial Capital Bank, James R. Daley, Mercedes Apodaca, Phyllis Barr, Amy Chang, Theresa Chavez, James F. Cooper, Linda Doll, Cynthia Graves, Daniel Harris, Thomas Holder, Jennifer Huynh, John Kay, Wendie Lewin, Fernando Loza, Richard Lundin, Kathleen Nanez, Lynda Perez, Joann Quirong, Laurie Sams, Janet Stiles, Ida Tam, Kenneth Wu, Aubrey Walden, and Allison Hamasu in San Francisco Superior Court entitled Comerica Bank v. Commercial Capital Bancorp, Inc. et al., Case No. CGC-05-443546 (“the San Francisco Action”). Comerica’s claims in the San Francisco Action included misappropriation of trade secrets, breach of contract, intentional interference with employee relationships, breach of fiduciary duty, and unfair competition.
     D. On August 1, 2005, the San Francisco Superior Court, Honorable Ernest H. Goldsmith presiding, entered a temporary restraining order which, inter alia, prohibited these defendants from using, concealing, or destroying Comerica Bank trade secrets.
     E. On October 12, 2005, certain of the Individual Defendants filed cross-complaints against Comerica Bank and Comerica, Inc. in the San Francisco Action alleging breach of stock options contract, failure to pay wages, and other claims arising out of the Individual Defendants’ employment with Comerica Bank.
     F. On November 7, 2005, the San Francisco Superior Court entered a preliminary injunction which, inter alia, prohibited the defendants in the San Francisco Action from using

Comerica Bank trade secrets and from engaging in certain solicitation efforts regarding Comerica customers, vendors, and employees. As of the date of this Settlement Agreement, certain of the defendants to the San Francisco Action had appealed the preliminary injunction issued by the San Francisco Superior Court to the First District Court of Appeal of the State of California.
     G. On November 16, 2005, James R. Daley filed an action against Comerica and certain of its executives in Orange County Superior Court entitled James R. Daley v. Comerica Bank et al., Case No. 05CC12260, alleging wrongful termination, age discrimination, and retaliation. On May 23, 2006, James R. Daley filed another action in Orange County Superior Court against Comerica entitled James R. Daley v. Comerica Bank et al., Case No. 06CC06440, alleging claims for retaliation under California Labor Code Section 2802. These two actions were coordinated with each other and are collectively referred to herein as the “Orange County Actions.”
     H. Pursuant to stipulation, on September 26, 2006, Comerica amended its First Amended Complaint in the San Francisco Action to name Stephen H. Gordon as a Doe defendant as to nine of the causes of action in the First Amended Complaint.
     I. On October 17-18, 2006, the parties conducted a mediation of the San Francisco Action, the Orange County Actions, and other disputes between and amongst each other with Randall W. Wulff of the Offices of Wulff, Quinby & Sochynsky in Oakland, California. At the conclusion of the mediation, certain parties signed an Enforceable Term Sheet to resolve all pending matters between and amongst them. The Enforceable Term Sheet required the parties to prepare and execute this Settlement Agreement and other documents to effectuate the settlement of their disputes.
     J. The Parties desire to settle their disputes on the terms stated herein, without any admission of liability or wrongdoing and in order to avoid the time and expense of continuing to litigate these matters.
     K. Therefore, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be bound hereby, the Parties agree as follows:
AGREEMENT
     1. Effective Date. This Settlement Agreement shall be effective as of November 3, 2006 (the “Effective Date”).
     2. Execution Of Dismissals. Concurrent with the execution of this Settlement Agreement, the dismissals with prejudice attached hereto as Exhibits 1-4 shall be executed and delivered to counsel as follows:
          a. Comerica’s counsel and counsel for the Individual Defendants who have asserted cross-claims against Comerica shall deliver to Washington Mutual/CCB’s counsel the original, fully-executed dismissal with prejudice of the First Amended Complaint and Third Amended Cross-Complaint in the San Francisco Action (Exhibit 1 attached hereto);

          b. Counsel for James R. Daley shall deliver to Comerica’s counsel the original, fully-executed dismissals with prejudice of the complaints in the Orange County Actions (Exhibit 2-3 attached hereto); and
          c. Counsel for all parties to the appeal of the preliminary injunction in the San Francisco Action shall deliver to Comerica’s counsel original signatures for the dismissal of all appeals (Exhibit 4 attached hereto).
     3. Payment. On or before November 10, 2006, or upon the date of satisfaction of the conditions set forth in Paragraph 10(b)((1), (2), and (4) below, whichever is later, Washington Mutual/CCB shall pay forty-seven million dollars ($47,000,000.00) by wire transfer of immediately available funds to Comerica. Comerica’s counsel shall provide written wire instructions to Washington Mutual/CCB’s counsel no later than November 8, 2006.
     4. Dismissals. Within 2 business days after the date of the payment set forth in Paragraph 3, above, the Parties shall dismiss all claims, cross-claims, and appeals asserted in the San Francisco Action and the Orange County Actions with prejudice. To effect these dismissals, the Parties, by and through their counsel of record holding the original dismissals attached hereto as Exhibits 1-4, shall file the dismissals with the San Francisco Superior Court, the Orange County Superior Court, and the First District Court of Appeal. Counsel for all Parties agree to use their best efforts to assist each other in causing the courts to promptly enter the dismissals with prejudice. Upon the dismissal of the San Francisco Action in its entirety with prejudice, the November 7, 2005 preliminary injunction issued by the San Francisco Superior Court shall have no further force and effect against Washington Mutual/CCB, any of the Individual Defendants, or Gordon. Entry of the Stipulated Order shall not affect the dismissal with prejudice of the San Francisco Action against Washington Mutual/CCB.
     5. Stipulated Order Regarding Comerica Trade Secrets. Concurrent with the execution of this agreement, all of the Individual Defendants except Stephen Gordon shall execute and deliver to Comerica for submission to the Court the Stipulated Order attached hereto as Exhibit 5. The list of Trade Secrets that are the subject of that order is attached hereto as Exhibit 6. Any proceeding to enforce the Stipulated Order shall be filed with the then sitting Law & Motion judge in San Francisco Superior Court pursuant to California Code of Civil Procedure Section 664.6, or as otherwise provided by law and shall be heard by such department other than the Honorable Ernest Goldsmith, who will not hear or decide any issue relating to enforcement of the Stipulated Order. In the event that such a matter is assigned to Judge Goldsmith and he declines to recuse himself, the Parties agree to proceed by way of judicial reference to another judge. The entry and enforceability of the Stipulated Order shall not be affected by the dismissal with prejudice in the San Francisco Action. Nothing herein shall prohibit any Individual Defendant from showing a copy of Exhibits 5 and 6 to his/her employer or prospective employer in order to demonstrate such Individual Defendant’s ability to perform business services for that employer or prospective employer.
     6. Preliminary Injunction Bonds. The three million dollar bonds posted by Comerica in connection with the preliminary injunction shall be cancelled and withdrawn from the Court’s files. Washington Mutual/CCB, the Individual Defendants, and Gordon shall execute the stipulations necessary to effect the cancellation and withdrawal of these bonds, including those Stipulated Orders, Exhibits 5 and 7 hereto.
     7. Stephen H. Gordon. For a period of three years after the Effective Date, Gordon shall not hire, seek to hire, or solicit the employment of any Individual Defendant, whether on his own behalf or on behalf of any entity or person.
     8. Mutual Releases and Covenants Not To Sue. Except with respect to the ongoing obligations set forth in this Settlement Agreement, the Parties agree to the following releases:
          a. Release of Washington Mutual/CCB by Comerica. In consideration of this Settlement Agreement and the terms and conditions thereof, as of the Effective Date, Comerica, for itself and its successors and assigns, hereby fully and forever releases, discharges, and covenants not to sue Washington Mutual/CCB or any of its direct or indirect parent, subsidiary and affiliated entities, present and former officers, directors, agents, employees, insurers, attorneys, successors and assigns, with respect to any and all claims, causes of action, demands, liens, agreements, contracts, covenants, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, including but not limited to claims for attorneys’ fees or costs, whether now known or unknown, vested or contingent, suspected or unsuspected, that have existed or may have existed, or that do exist as of the Effective Date, arising out of or relating to the acts, omissions, facts, or events that were alleged in the San Francisco Action and the Orange County Actions.
          b. Release of Comerica by Washington Mutual/CCB. In consideration of this Settlement Agreement and the terms and conditions thereof, as of the Effective Date, Washington Mutual/CCB, for itself and its successors and assigns, hereby fully and forever releases, discharges, and covenants not to sue Comerica or any of its direct or indirect parent, subsidiary and affiliated entities, present and former officers, directors, agents, employees, insurers, attorneys, successors and assigns, with respect to any and all claims, causes of action, demands, liens, agreements, contracts, covenants, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, including but not limited to claims for attorneys’ fees or costs, whether now known or unknown, vested or contingent, suspected or unsuspected, that have existed or may have existed, or that do exist as of the Effective Date, arising out of or relating to the acts, omissions, facts, or events that were alleged in the San Francisco Action and the Orange County Actions.
          c. Release of Gordon by Comerica. In consideration of this Settlement Agreement and the terms and conditions thereof, as of the Effective Date, Comerica, for itself and its successors and assigns, hereby fully and forever releases, discharges, and covenants not to sue Gordon, his spouse, dependents, heirs, beneficiaries, agents, employees, insurers, attorneys, successors and assigns, with respect to any and all claims, causes of action, demands, liens, agreements, contracts, covenants, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, including but not limited to claims for attorneys’ fees or costs, whether now known or unknown, vested or contingent, suspected or unsuspected, that have existed or may have existed, or that do exist as of the Effective Date, arising out of or relating to the acts, omissions, facts, or events that were alleged in the San Francisco Action and the Orange County Actions.

          d. Release of Comerica by Gordon. In consideration of this Settlement Agreement and the terms and conditions thereof, as of the Effective Date, Gordon, for himself and his spouse, dependents, heirs, beneficiaries, successors and assigns, hereby fully and forever releases, discharges, and covenants not to sue Comerica, or its direct or indirect parent, subsidiary and affiliated entities, present and former officers, directors, agents, employees, insurers, attorneys, successors and assigns, with respect to any and all claims, causes of action, demands, liens, agreements, contracts, covenants, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, including but not limited to claims for attorneys’ fees or costs, whether now known or unknown, vested or contingent, suspected or unsuspected, that have existed or may have existed, or that do exist as of the Effective Date, arising out of or relating to the acts, omissions, facts, or events that were alleged in the San Francisco Action and the Orange County Actions.
          e. Release of Individual Defendants by Comerica. In consideration of this Settlement Agreement and the terms and conditions thereof, as of the Effective Date, Comerica, for itself and its successors and assigns, hereby fully and forever releases, discharges, and covenants not to sue the Individual Defendants, their spouses, dependents, heirs, beneficiaries, agents, employees, insurers, attorneys, successors and assigns, with respect to any and all claims, causes of action, demands, liens, agreements, contracts, covenants, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, including but not limited to claims for attorneys’ fees or costs, whether now known or unknown, vested or contingent, suspected or unsuspected, that have existed or may have existed, or that do exist as of the Effective Date, arising out of or relating to the acts, omissions, facts, or events that were alleged in the San Francisco Action and the Orange County Actions, or which could have been, upon reasonable investigation, discovered or alleged in those actions, together with any negligence based claim arising out of or relating to the Individual Defendants’ employment at Comerica.
          f. Release of Comerica by Individual Defendants. In consideration of this Settlement Agreement and the terms and conditions thereof, as of the Effective Date, the Individual Defendants, for themselves and their spouses, dependents, heirs, beneficiaries, successors and assigns, hereby fully and forever release, discharge, and covenant not to sue Comerica, or its direct or indirect parent, subsidiary and affiliated entities, present and former officers, directors, agents, employees, insurers, attorneys, representatives, partners, benefit plans, Bank of New York, principals, divisions, successors and assigns (collectively, the “Comerica Released Parties”), with respect to any and all claims, demands, liens, agreements, contracts, covenants, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, including but not limited to claims for attorneys’ fees or costs, whether now known or unknown, vested or contingent, suspected or unsuspected, that have existed or may have existed, or that do exist as of the Effective Date, arising out of or relating to the acts, omissions, facts, or events that were alleged in the San Francisco Action and the Orange County Actions, or which could have been, upon reasonable investigation, discovered or alleged in those actions, together with any negligence based claim arising out of or relating to the Individual Defendants’ employment at Comerica, and any claim that seeks wages, stock options, incentive compensation, expense reimbursements, or country club dues or obligations) (collectively the “Employee Released Claims”).

                    i. Release of Employment Related Claims. The Employee Released Claims include, but are not limited to, all claims of any kind for wrongful discharge, constructive discharge, breach of any express or implied contract, claims arising under any Comerica handbook, manual, policy, or practice, any other claims for severance pay, attorneys’ fees and costs, expenses, benefits, bonuses, incentive compensation, back pay, future wage loss, front pay, claims for benefits under any employee benefit plan or program, claims for interference with contract, defamation, negligence, and claims under any other federal, state, municipal, or local insurance, human rights, civil rights, wage-hour, pension, or labor laws, rules or regulations, public policy, contract or tort laws, and claims of retaliation under such laws, and any claims arising under common law, or under the constitution or any amendments thereto, and any other claims that could be asserted against any Comerica Released Party or that arise out of the Individual Defendants’ employment relationship with Comerica or the termination of that employment relationship, provided, however, nothing herein shall constitute a release of any vested rights in any retirement plan or employee benefit plan which was not the subject of the San Francisco Action or the Orange County Actions.
                    ii. Knowing and Voluntary Release of Statutory Claims. The released, waived and discharged claims also include, but are not limited to, all claims of any kind arising under the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act (ERISA), as amended; the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification (WARN) Act; the Reconstruction Era Civil Rights Act, as amended; the Sarbanes-Oxley Act; the Occupational Safety and Health Act; the Health Insurance Portability and Accountability Act; the California Business & Professions Code Section 17200 et seq.; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code (including, without limitation, Section 132a and Sections 1400-1408); or any other federal, state, municipal or local statutes, regulations or ordinances of any kind.
                    iii. Release of Monetary Recovery for Claims Brought On Employee’s Behalf. This release covers not only any and all claims any Individual Defendant ever had, now has, or may claim to have against any Comerica Released Party but it also covers any claim for a monetary recovery asserted on such employee’s behalf by any other person, estate or entity including, without limitation, any government agency, and each Individual Defendant waives the right to any such monetary recovery.
                    iv. Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination In Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”). The Individual Defendants, and each of them, hereby acknowledge and agree that he/she will not seek reinstatement with Comerica, or any of its parent companies, divisions, subsidiaries and affiliates at any time in the future. The Individual Defendants, and each of them, further hereby agree that any application for reinstatement, reemployment or employment by any of them to Comerica, or any of its parent companies, divisions, subsidiaries and affiliates is at Comerica’s sole discretion and may be rejected without cause and without liability to Comerica or the entity to which application is made.

                    v. Waiver of Age Related Claims. The Individual Defendants, and each of them, hereby acknowledge and agree that they are knowingly and voluntarily waiving and releasing any rights they may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”). The Individual Defendants, and each of them, also acknowledge that the consideration each of them has been given for the waiver and release set forth herein in this paragraph and the general mutual releases set forth herein are for good and valuable consideration. The Individual Defendants, and each of them, further hereby acknowledge and agree that they have been advised by this writing, as required by the OWBPA, that: (i) their waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Settlement Agreement; (ii) the Individual Defendants, and each of them, should consult with an attorney prior to executing this Settlement Agreement; (iii) the Individual Defendants, and each of them, have at least twenty-one (21) days to consider this Settlement Agreement (although the Individual Defendants, and each of them, may by their own choice execute this Settlement Agreement earlier); (iv) the Individual Defendants, and each of them, have seven (7) days following their execution of this Settlement Agreement to revoke the Settlement Agreement; and (iv) this Settlement Agreement shall not be finally binding and enforceable as to each Individual Defendant subject to ADEA and/or OWBPA until the date upon which the revocation period has expired. The Individual Defendants, and each of them, may revoke this release only by giving Comerica formal, written notice of their revocation of this release. Such notice shall be made by either personal service or certified mail and must be received by Susan C. Nystrom, Comerica Incorporated, 500 Woodward Avenue, MC 3391, Detroit, Michigan 48226, with a copy to Peter G. Bertrand, Buchalter Nemer, A Professional Corporation, 333 Market Street, 25th Floor, San Francisco, California 94105, by the close of business on the seventh calendar day following the Individual Defendants’, and each of their execution of this release.
          g. Notwithstanding the foregoing, the releases contained in Paragraphs 8(a)-8(f) are not intended to apply to any claims that Washington Mutual/CCB and/or any or all of the Individual Defendants and/or Gordon have or may have against any of Washington Mutual/CCB’s insurance carriers in relation to any insurance policy. The releases contained in Paragraphs 8(a)-8(f) also do not extend to any account or lending relationship at Washington Mutual/CCB or Comerica or any business relationship that is unrelated to the acts, omissions, facts, or events alleged in the San Francisco Action or the Orange County Actions.
     9. Waiver of Section 1542. Each Party fully understands that facts relating to any matter covered by this Settlement Agreement might be found hereafter to be other than or different from the facts now believed by it to be true. With respect to the releases in Paragraph 8, each Party expressly accepts and assumes the risk of such possible differences in fact and agrees that this Settlement Agreement will nevertheless remain in effect. Each releasing Party expressly waives any rights, benefits and protections afforded by California Civil Code Section 1542, which provides,
“[A] GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,”

and any statutory, common law, or other doctrines of similar force and effect of any jurisdiction, under state or federal law.
     10. Conditions Precedent to Enforceability of This Settlement Agreement.
          a. Comerica’s obligations in this Settlement Agreement shall not become finally binding and enforceable until all of the following have occurred: (1) execution and delivery of this Settlement Agreement and all other documents required to be executed in connection herewith; (2) Comerica receives the payment by wire transfer of the $47 million in accordance with Paragraph 3; and (3) the expiration of the 7 day revocation period set forth in Paragraph 8(f)(v).
          b. Washington Mutual/CCB, the Individual Defendants, and Gordon’s obligations in this Settlement Agreement shall not become finally binding and enforceable until all of the following have occurred: (1) execution and delivery of this Settlement Agreement and all other documents required to be executed in connection herewith; (2) the Individual Defendants and Washington Mutual/CCB execute a separate settlement agreement and mutual release which, inter alia, releases and fully resolves all claims between and amongst each other; (3) Washington Mutual/CCB makes any payment of consideration due to any Individual Defendant pursuant to that agreement; and (4) the expiration of the 7 day revocation period set forth in Paragraph 8(f)(v).
     11. Representations and Warranties of the Parties.
          a. The person(s) executing this Settlement Agreement on behalf of Washington Mutual/CCB and Comerica are authorized and have the capacity to sign for and bind the companies.
          b. None of the Parties has sold, assigned, transferred, conveyed or otherwise disposed of any right, title or interest to any claim that is released by the Settlement Agreement.
          c. In conjunction with the assistance of legal counsel and such other advisors as they deemed prudent, the Parties have performed such investigation regarding the existence and merits of their claims and the proper, complete and agreed-upon consideration for, and the terms and provisions of, this Settlement Agreement as they deem necessary in order to enter into this Settlement Agreement.
          d. In entering into this Settlement Agreement, the Parties are relying solely upon such investigation and advice, and not on any representations, omissions or assumptions, stated or unstated, by any of the other Parties or any of their agents, representatives, or legal counsel, and the Parties expressly waive and disclaim any such reliance.
          e. The Parties are aware that the facts and/or the law relating to the Parties and/or their disputes, including without limitation the matters asserted in the San Francisco Action and Orange County Actions, may be different from those that the Parties now believe to be true, and the Parties expressly assume that risk.

     12. Cooperation. Each Party shall cooperate in executing and delivering such additional documents and taking such other actions as may be reasonably requested by any other Party in order to carry out the terms and conditions of this Settlement Agreement.
     13. Merger and Integration. This Settlement Agreement and the separate settlement agreement and mutual release between the Individual Defendants and Washington Mutual/CCB constitute the entire, complete and integrated agreements made between the Parties regarding the subject matter hereof, and supersede any prior agreements as to such subject matter including but not limited to the October 18, 2006 Enforceable Term Sheet. Nothing in this Settlement Agreement is intended to confer upon any person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Settlement Agreement. This Settlement Agreement is not subject to any conditions not expressly provided for herein.
     14. Headings. All headings used in this Settlement Agreement are intended for reference and convenience only. The headings shall not be given any force and are without contractual significance or effect.
     15. Attorneys’ Fees and Costs. Except as to Paragraph 8(g), each Party shall each bear its own attorneys’ fees, costs, and other expenses incurred in connection with the San Francisco Action, the Orange County Actions, this Settlement Agreement, and the dismissal of the actions, including but not limited to the costs of discovery referees, the mediator, expert witnesses, and consultants.
     16. Dispute Resolution. In the event of any dispute over the terms of this Settlement Agreement and/or any and all documents executed in connection herewith:
          a. The Parties shall first participate in an additional mediation session before Randall Wulff (“Wulff”) or, if Wulff is not available, such other mediator as the Parties to such dispute mutually agree (the “Mediator”).
          b. In the event the dispute is not resolved by the Mediator, the aggrieved Party shall seek a binding adjudication in San Francisco, California in accordance with the JAMS Arbitration Rules and Procedures before a single arbitrator selected from the San Francisco JAMS panel of arbitrators (the “Arbitrator”). If the Parties to the dispute are unable to agree on an acceptable Arbitrator, each side shall select one member of the JAMS panel, who in turn will jointly select the Arbitrator. All determinations by the Arbitrator shall be final and binding.
          c. This Settlement Agreement shall specifically be admissible in any arbitration provided for in Paragraph 16(b).
     17. Remedies for Breach. In the event of a breach of any provision of this Settlement Agreement, the Parties shall be entitled to all remedies which may otherwise exist at law and/or equity, including but not limited to, the right to specific performance and/or injunctive relief. All rights provided for herein shall be cumulative, and this Settlement Agreement shall specifically be enforceable by way of motion pursuant to California Code of Civil Procedure Section 664.6 and in accordance with the terms of the Stipulated Order.

     18. No Admission of Wrongdoing. The Parties expressly acknowledge that this Settlement Agreement represents a settlement of disputed rights and claims. Nothing in the terms of this Settlement Agreement or in its execution shall be construed as an admission of liability or wrongdoing as to any matter by the Parties hereto.
     19. Confidentiality. The Parties agree that they continue to be bound by the confidentiality agreement signed in connection with the mediation and applicable law which prohibits disclosure regarding the Parties’ mediation. The Individual Defendants agree not to disclose or characterize the terms and conditions of the Settlement Agreement, and shall not make any statement or comment to the press, media, or any third party concerning the settlement, its terms, or the underlying litigation except that the matter has been satisfactorily resolved. The foregoing shall not prevent the parties from (i) disclosing the terms of this Settlement Agreement to tax or accounting professionals, or to their respective insurance companies, to the extent such disclosures are reasonably necessary in the ordinary course of such Party’s business; or (ii) disclosing the Settlement Agreement and/or its terms as required by law, in compliance with legal process issued in connection with a lawsuit, arbitration, regulatory proceeding or investigation or any other proceeding by a court or tribunal of competent jurisdiction, or in connection with any proceeding concerning this Settlement Agreement. To the extent that any Party may be required to disclose information about this Settlement Agreement in order to comply with a subpoena, discovery request or order issued in connection with legal or regulatory proceedings, the Party receiving such subpoena, discovery request or order, upon receipt thereof, shall promptly notify the other Parties of the existence, terms and circumstances in advance of any disclosure of the information if permitted to do so by law, and shall exercise its best efforts to cooperate with any Party that seeks a protective order prohibiting or restricting such disclosure. Nothing in this provision shall prevent Comerica from filing an 8-K disclosure or from filing a copy of this Settlement Agreement in connection with a 10Q or 10K filing. Nothing in this confidentiality provision shall prevent the Parties from disclosing the contents of the settlement to their attorneys, accountants or tax advisors as required by law. Comerica and Washington Mutual have agreed to exchange drafts of any 8-K disclosure or press release prior to the execution of this Settlement Agreement. After the filing by Comerica of a Form 8-K disclosing the terms of the Settlement Agreement or the issuance by Washington Mutual of its press release related to the settlement, each of Washington Mutual/CCB and Comerica, but not their respective outside attorneys, consultants or agents, or the outside attorneys, consultants or agents for any other Party to this Agreement, may respond to inquiries or questions from the media, analysts or investors about the settlement and the Settlement Agreement and, in doing so, they shall refrain from disparaging or criticizing any of the Parties, or accusing any of the Parties of engaging in any wrongful or illegal acts, and shall use good faith efforts to limit their responses to the matters disclosed in their public filings.
     20. Return Of Confidential Documents. Within thirty days of the Effective Date, the Individual Defendants, Gordon, and counsel for Washington Mutual/CCB must certify in writing that they have returned or destroyed any documents, electronic information, and/or confidential information designated by another party as “Confidential” or “Outside Counsel Only” pursuant to the terms of the Stipulated Protective Order entered on September 6, 2005. To the extent that any confidential information was provided to experts or consultants retained by any of the Parties, counsel for the Parties must also provide certifications from such experts or consultants within 30 days of the Effective Date that the consultants or experts have destroyed or returned that information. Notwithstanding the foregoing, counsel for each of the parties may keep one unredacted copy of any confidential information referenced in deposition transcripts, and may keep one electronic and one hard unredacted copy of any documents designated as “Confidential” or “Outside Counsel Only” that were marked as deposition exhibits or were attached to any pleadings filed with any Court. To the extent that any Comerica information or documents relating in any way to the San Francisco Action was received by Washington Mutual Bank as a result of the merger referred to in the introductory Paragraph A(2) above, Washington Mutual/CCB agrees to do nothing with such information and/or documents other than to protect and safeguard them pending their return or destruction in accordance with Paragraph 20 of this Settlement Agreement.
     21. Power of Attorney. Portions of Washington Mutual/CCB’s payment to Comerica under this Settlement Agreement, and for defense of the Individual Defendants and Gordon in the San Francisco Action, are expected to be paid by one or more insurers. As a material condition of this Settlement Agreement, each of the Individual Defendants and Gordon agree that, upon request, they will promptly execute all insurance documentation required by insurers as a condition to payment of insurance proceeds to Washington Mutual, and each of the Individual Defendants and Gordon also hereby grant Washington Mutual a power of attorney to execute all such insurance documentation in the name of and on behalf of each of the Individual Defendants and Gordon.
     22. Applicable Law. This Settlement Agreement will be subject to, governed by, and construed and enforced pursuant to the laws of the State of California, without regard to conflicts of laws principles.
     23. Execution in Counterparts. This Settlement Agreement may be executed in counterparts, each of which will constitute an original, but all of which taken together shall constitute one and the same document. Any Party may rely on a signature from another Party transmitted by fax or by PDF, and any Party who faxes or e-mails by PDF a signature page bearing the faxing Party’s signature does so with the understanding and intent that such faxed or PDF signature is equivalent to delivery of an ink-original signature.
     24. Drafting and Preparation. This Settlement Agreement is the product of negotiation and preparation by each of the Parties, which, through their counsel, have had an opportunity to draft and prepare its provisions. Therefore, the Parties expressly waive the provisions of California Civil Code Section 1654 and acknowledge and agree that this Settlement Agreement shall not be deemed to have been prepared or drafted by any one Party over any other and shall be construed accordingly.
     25. Modification. This Settlement Agreement may be modified, altered or amended by the Parties only by means of a writing dated subsequent to the date of this Settlement Agreement and signed/acknowledged by each of the Parties. Under no circumstances may this Settlement Agreement be modified orally by any Party.
     26. Notices. All notices, requests, and other communications to any Party under this Settlement Agreement shall be in writing and shall be given to such Party at its address or telefacsimile number set forth in Exhibit 8 hereto, or to such other persons and/or at such other addresses as the Parties may hereinafter request in writing. Each such notice, request or communication shall be effective upon the delivery to the addresses set forth herein below for the Parties, or such new addresses provided hereinafter, in writing, regardless of actual receipt by such Party or Parties: (i) if given by telefacsimile, when such telefacsimile is transmitted to the telefacsimile number specified in this paragraph, and the appropriate answer back is received, and the sending party has telephonically confirmed its receipt; (ii) if given by registered or certified mail, return receipt requested, 72 hours after such communication is deposited in the mails with postage prepaid, addressed as aforesaid; or (iii) if given by any other means, when delivered at the address specified in this section.
     27. No Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power or remedy which any Party may have, nor shall any such delay be construed to be a waiver of any such right, power, or remedy, or any acquiescence in any breach or default hereunder, nor shall any waiver of any breach or default of any Party hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to any Party hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of, any dispute begun to enforce any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which any Party would otherwise have. Any waiver, permit, consent or approval by any Party of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing signed by the Party to be charged and only as to that specific instance.
     28. Successors. This Settlement Agreement may be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and/or assigns, including any trustee in any subsequently filed bankruptcy proceeding.

     The parties hereto have caused this Settlement Agreement to be executed as of the date of the signatures below:

New American Capital, Inc., Successor By Merger to Commercial Capital Bancorp, Inc.

Dated: November 3, 2006
	By:	/s/ Thomas W. Casey

	Name:	Thomas W. Casey

	Title:	Executive Vice President & Chief Financial Officer

Washington Mutual Bank, Successor By Merger To Commercial Capital Bank

Dated: November 3, 2006
	By:	/s/ Thomas W. Casey

	Name:	Thomas W. Casey

	Title:	Executive Vice President & Chief Financial Officer

Comerica Bank, A Michigan Banking Corporation And Successor By Merger To Comerica Bank, California

Dated: November 3, 2006
	By:	/s/ Jon W. Bilstrom

	Name:	Jon W. Bilstrom

	Title:	Executive Vice President

Comerica, Inc.

Dated: November 3, 2006
	By:	/s/ Jon W. Bilstrom

	Name:	Jon W. Bilstrom

	Title:	Executive Vice President

Dated: November ___, 2006	/s/ Stephen H. Gordon

Stephen H. Gordon

Dated: November 5, 2006	/s/ James R. Daley

James R. Daley

Dated: November 3, 2006	/s/ Mercedes Apodaca

Mercedes Apodaca

Dated: November 3, 2006	/s/ Phyllis Barr

Phyllis Barr

Dated: November 3, 2006	/s/ Amy Chang

Amy Chang

Dated: November 3, 2006	/s/ Theresa Chavez

Theresa Chavez

Dated: November 3, 2006	/s/ James F. Cooper

James F. Cooper

Dated: November 3, 2006	/s/ Linda Doll

Linda Doll

Dated: November 3, 2006	/s/ Cynthia Graves

Cynthia Graves

Dated: November 3, 2006	/s/ Daniel Harris

Daniel Harris

Dated: November 3, 2006	/s/ Thomas Holder

Thomas Holder

Dated: November 3, 2006	/s/ Jennifer Huynh

Jennifer Huynh

Dated: November 3, 2006	/s/ John Kay

John Kay

Dated: November 3, 2006	/s/ Wendie Lewin

Wendie Lewin

Dated: November 3, 2006	/s/ Fernando Loza

Fernando Loza

Dated: November 3, 2006	/s/ Richard Lundin

Richard Lundin

Dated: November 3, 2006	/s/ Kathleen Nanez

Kathleen Nanez

Dated: November 3, 2006	/s/ Lynda Perez

Lynda Perez

Dated: November ___, 2006	/s/ Joann Quirong

Joann Quirong

Dated: November 3, 2006	/s/ Laurie Sams

Laurie Sams

Dated: November 3, 2006	/s/ Janet Stiles

Janet Stiles

Dated: November 3, 2006	/s/ Ida Tam

Ida Tam

Dated: November 3, 2006	/s/ Kenneth Wu

Kenneth Wu

Dated: November ___, 2006	/s/ Aubrey Walden

Aubrey Walden

Dated: November 3, 2006		/s/ Allison Hamasu

Allison Hamasu

Approved as to Form:	Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation

Dated: November 3, 2006
	By:	/s/ Gilbert R. Serota

Gilbert R. Serota

Attorneys for New American Capital, Inc. and Washington Mutual Bank, successors by merger to Defendants and Appellants Commercial Capital Bancorp, Inc. and Commercial Capital Bank, respectively

Approved as to Form:	Buchalter Nemer, A Professional Corporation
Dated: November 3, 2006
	By:	/s/ Peter Bertrand

Peter Bertrand

Attorneys for Comerica Bank, a Michigan banking corporation and successor by merger to Comerica Bank, California, and Comerica, Inc.

Approved as to Form:	Irell & Manella

Dated: November ___, 2006
	By:	/s/ David Gindler

David Gindler

Attorneys for Stephen H. Gordon

Approved as to Form:	Keker & Van Nest

Dated: November 6, 2006
	By:	/s/ David Silbert

David Silbert

Attorneys for James R. Daley

Approved as to Form:	Weintraub Genschlea Chediak

Dated: November 3, 2006
	By:	/s/ Charles L. Post

Charles L. Post

Attorneys for Mercedes Apodaca, Phyllis Barr, Amy Chang, Theresa Chavez, James F. Cooper, Linda Doll, Cynthia Graves, Daniel Harris, Thomas Holder, Jennifer Huynh, John Kay, Wendie Lewin, Fernando Loza, Richard Lundin, Kathleen Nanez, Lynda Perez, Joann Quirong, Laurie Sams, Janet Stiles, Ida Tam, and Kenneth Wu

Approved as to Form:	Berman, Mausner & Resser

Dated: November 3, 2006
	By:	/s/ John R. Yates

Laurence M. Berman

Attorneys for Aubrey Walden and Alison Hamasu